Exhibit 3.3

FIRST AMENDMENT TO THE BYLAWS

OF

US FEDERAL PROPERTIES TRUST, INC.

THIS FIRST AMENDMENT TO THE BYLAWS (the “Amendment”) of US Federal Properties Trust, Inc., a Maryland corporation (the “Corporation”), are made this 15th day of August, 2010.

W I T N E S S E T H:

WHEREAS, the Bylaws of the Corporation were adopted by the Board of Directors of the Corporation (the “Board”) on May 13, 2010; and

WHEREAS, Article XIV of the Bylaws allow for the Bylaws to be amended by the Board; and

WHEREAS, the Board has determined it to be in the best interests of the Corporation to amend the Bylaws and has adopted this Amendment as of August 15, 2010.

NOW, THEREFORE, in accordance with Article XIV of the Bylaws, the Bylaws of the Corporation are hereby amended as follows:

1. Section 11(a) of Article V of the Bylaws is hereby deleted in its entirety and replaced with the following:

“a) Executive Vice President – Government Operations. The Board of Directors may designate an executive vice president – government operations. The executive vice president – government operations shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.”

2. The following is hereby added to the Bylaws as Section 11(b) of Article V:

“b) Executive Vice President – Development. The Board of Directors may designate an executive vice president – development. The executive vice president – development shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.”

3. The final clause of Section 12 of Article V of the Bylaws which currently reads, “(f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or by the Board of Directors” is hereby deleted in its entirety and replaced with the following:

“(f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors.”

4. The first sentence of Section 13 of Article V of the Bylaws is hereby deleted in its entirety and replaced with the following:

“The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors.”

5. The effective date of these Amendments shall be August 15, 2010.

6. Except as modified by these Amendments, all of the terms and provisions of the Bylaws of the Corporation are expressly ratified and confirmed and shall remain in full force and effect.